MAYTAG CORPORATION EXPECTS STRONG FIRST QUARTER


     NEWTON, IOWA--(March 23, 1998)--Maytag Corporation announced today it expects first quarter 1998 sales to exceed year ago first quarter sales by as much as 25 percent. First quarter 1997 sales were $792.5 million.

     "Maytag Corporation exited 1997 with strong momentum and that has continued into the first quarter as we had expected," explained Maytag Corporation Chairman and CEO Leonard A. Hadley. "The retail response to the new Maytag and Hoover products introduced last year has remained strong, and we are realizing the expected sales increase associated with initial inventory stocking of Maytag brand appliances at Sears stores nationwide. We also are seeing Maytag's operating margins continue to improve from the strong levels reported in the fourth quarter, helped in part by an exceptionally robust home appliance industry. With all of these factors considered, we expect our results for the first quarter to be much better than the current $.61 earnings per share consensus estimate of financial analysts published by First Call."

     Maytag is scheduled to report first quarter 1998 sales and earnings the morning of April 23, 1998.

     Maytag Corporation is a $3.4 billion home and commercial appliance company. The corporation s home appliance brands include Maytag, Hoover, Jenn-Air, Magic Chef, and Performa by Maytag. Commercial cooking equipment is manufactured under the Blodgett group of companies; Dixie-Narco is the corporation's commercial vending equipment brand name and manufacturer. Maytag Corporation also is a joint venture partner in China with Hefei Rongshida, one of that country's leading washing machine companies.


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Media Contacts: James G. Powell at Maytag Corporation 515-787-8392
Additional Maytag Information:  http: //www.maytagcorp.com


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